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                                                                     EXHIBIT 4.2



                               FOURTH AMENDMENT TO
                            GROUP 1 AUTOMOTIVE, INC.
                        1998 EMPLOYEE STOCK PURCHASE PLAN


         WHEREAS, GROUP 1 AUTOMOTIVE, INC. (the "Company") has heretofore adopted the GROUP 1 AUTOMOTIVE, INC. 1998 EMPLOYEE STOCK PURCHASE PLAN (the "Plan"); and

         WHEREAS, the Company desires to amend the Plan in certain respects;

         NOW, THEREFORE, the Plan shall be amended as follows, effective as of February 20, 2002:

         1. Section 2(g) of the Plan shall be deleted, and the following shall be substituted therefor:

         "(g) "Eligible Compensation" means the total of all wages, salaries, fees for professional service and other amounts received in cash or in kind by a participant for services actually rendered or labor performed for his employer while a participant and an employee to the extent such amounts are includable in gross income, subject to the following adjustments and limitations:

                  (i)      The following shall be excluded:

                           (A)      reimbursements and other expense allowances;

                           (B)      cash and noncash fringe benefits;

                           (C)      moving expenses;

                           (D) employer contributions to or payments from this
                  or any other deferred compensation program, whether such program is qualified under section 401(a) of the Code or nonqualified;

                           (E)      welfare benefits;

                           (F) amounts realized from the receipt or exercise of
                  a stock option that is not an incentive stock option within the meaning of section 422 of the Code;




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                           (G) amounts realized at the time property described
                  in section 83 of the Code is freely transferable or no longer subject to a substantial risk of forfeiture;

                           (H) amounts realized as a result of an election
                  described in section 83(b) of the Code;

                           (I) any amount realized as a result of a
                  disqualifying disposition within the meaning of section 421(a) of the Code; and

                           (J) any other amounts that receive special tax
                  benefits under the Code but are not hereinafter included.

                  (ii) Elective contributions made on a participant's behalf by his employer that are not includable in income under section 125 or section 402(e)(3) of the Code and any amounts that are not includable in the gross income of a participant under a salary reduction agreement by reason of the application of section 132(f) of the Code shall be included."

         2. As amended hereby, the Plan is specifically ratified and reaffirmed.